Exhibit 99.1

FOR RELEASE	IMMEDIATELY
April 27, 2017

Deltic Timber Announces Class III Directors Elected

and Declares Quarterly Dividend

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced at its Annual Meeting of Stockholders, management’s nominees as Class III Directors, Deborah M. Cannon, Bert H. Jones, The Very Rev. Dr. Christoph Keller, III, and Robert Madison Murphy, were elected to serve three-year terms as Directors of the Company. The Company’s stockholders also approved the appointment of KPMG, LLP as the Company’s independent auditors for 2017.

In other business, the Company’s stockholders approved, on a non-binding advisory basis, the overall compensation of the Company’s named executive officers, and approved conducting the Company’s non-binding executive compensation vote on an annual basis.

At its meeting held following the stockholders’ meeting, the Board of Directors of Deltic Timber Corporation (NYSE-DEL) acted to declare a quarterly dividend of $0.100 a share on the Common Stock of Deltic Timber Corporation. The dividend is payable June 19, 2017, to holders of record June 5, 2017. The Board also re-elected Robert C. Nolan as its Chairman and all of the Company’s incumbent executive officers to their respective positions.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiber-board plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Byrom Walker
Deltic Investor Relations
(870) 881-6432
ir@deltic.com